Exhibit 99.2

RailAmerica, Inc. First Quarter 2010 Earnings Conference Call April 29, 2010

2 Certain items in this presentation and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "appears," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this presentation. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.'s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.'s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Commission on March 26, 2010. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this presentation. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based. Forward-Looking Statements

3 Executive Summary John Giles, President and Chief Executive Officer

First Quarter 2010 Overview 4 Strategic Focus Accomplishments Organic Growth Balance Sheet Strength External Growth Revenue increased 14% Carloads up 5% Average freight revenue per car up 8% Non-freight revenue up 14% Operating Income of $18.7 million Operating income before 45G benefit up 15%1 Strong cash flow Cash of $204 million Flexible debt terms Well positioned to pursue investment opportunities Acquisitions Industrial Development ______________________ Note: (1) See page 22 for a reconciliation to GAAP. Reported operating income down 8%.

First Quarter 2010 Revenue 5 Q1 2010 revenue up 14% versus Q1 2009. All elements of revenue increased with the exception of fuel surcharge, which typically lags changes in fuel prices. ($ in millions)

6 First Quarter 2010 Carloads 6 Carloads by Commodity Carloads increased 5% primarily due to growth in Metals, Agriculture Products and Chemicals

Average Freight Revenue Per Carload 7 Change in Average Freight Revenue per Carload (Versus Prior Year Period) Changes in price and mix had a favorable impact on average freight revenue per carload. We continue to see core price increases in the 4% range.

First Quarter 2010 Non-Freight Revenue 8 Non-Freight Revenue ______________________ Note: Numbers may not add or recalculate due to rounding Non-freight revenue grew 14% primarily due to strength in car storage, real estate lease income, car repair and other.

First Quarter Operating Ratio 9 ______________________ Note: (1) See page 22 for a reconciliation to GAAP. GAAP Operating Ratio of 83.4% in Q1 2010 and 79.5% in Q1 2009. (2) Excludes monetization of 45G tax credits. Operating Ratio - before 45G benefit1 improved. Improvement in non-fuel cost items resulted in a 210 basis point favorable impact. Higher fuel expense resulted in a 190 basis point unfavorable impact. 5% increase in carloads handled with 1% more fuel.

Productivity Q1 2009 versus Q1 2010 10 10% Improvement 5% Improvement 16% Improvement 11% Improvement ______________________ Note: (1) Railroad costs, exclude corporate or regional headquarters costs. Excludes casualty & insurance costs and third party switching operations. (2) $'s in local currency to make foreign exchange neutral. (3) KGTM = thousand gross ton miles

Safety Performance 11 RA FRA Reportable Personal Injuries Q1 YTD (1) RA FRA Reportable Train Accidents Q1 YTD (1) ______________________ Note: (1) Includes Canadian railroads. Excludes OVR. FRA = Federal Railroad Administration

2010 Agenda 12 Run safe, efficient railroads Focus on the customer Capitalize on improving economy Continue to improve productivity Pursue external growth and corporate development

13 First Quarter Q1 2010 Financial Review Clyde Preslar, Chief Financial Officer

14 First Quarter 2010 Results Compared to Prior Year 14 First Quarter Results ______________________ Note: Numbers may not add due to rounding NM = not meaningful

15 First Quarter 2010 Selected Items 15 ______________________ Note: (1) Negative impact is shown as brackets ( ). Swap termination and amortization costs tax effected at 40%. (2) Q1 2010 cash taxes paid were $3.5 million. (3) Numbers may not add due to rounding.

16 16 First Quarter 2010 Detailed Results Compared to Prior Year ______________________ Note: (1) See page 23 for a reconciliation to GAAP. Net cash provided by (used in) operating activities of $25.4 million and ($6.4) million for Q1 2010 and Q1 2009, respectively.

17 Capital Expenditures 17 Capital Expenditures ______________________ Note: Numbers may not add due to rounding

Capitalization 18 Capitalization ______________________ Note: Numbers may not add due to rounding

Q2 and FY 2010 Estimates 19 ______________________ Note: (1) Assumes no acquisitions or debt repayment and does not include interest income on cash balances. (2) Assumes legislation is extended for 2010 at current rates & retroactive to 1/1/10.

20

21 Appendix

22 Operating Income and Operating Ratio Before 45G Benefit Reconciliation to GAAP 22

23 Adjusted EBITDA Reconciliation to GAAP 23